SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                        Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         FINANCIAL FEDERAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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
                           FINANCIAL FEDERAL CORPORATION
                            733 THIRD AVENUE, 7th FLOOR
                             NEW YORK, NEW YORK  10017
                                  ---------------


                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TUESDAY, DECEMBER 8, 1998
                                  ---------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Financial Federal Corporation, a Nevada corporation (the "Company"), will be held at 270 Park Avenue, 11th Floor, New York, New York on Tuesday, December 8, 1998 at 10:00 a.m. Eastern Time, for the following purposes:

          (1)  Electing six directors;
          (2) Ratifying the appointment of the Company's independent auditors for the fiscal year ending July 31, 1999;
          (3) Approving an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 100,000,000 and the number of authorized shares of Preferred Stock from 500,000 to 5,000,000;
          (4) Approving a new stock option plan (the Company's present stock option plan expires in September 1999); and
          (5) Transacting such other business as may properly come before the Annual Meeting.

     Pursuant to the By-Laws, the Board of Directors of the Company has fixed the close of business on October 23, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose related to the Annual Meeting at the office of Financial Federal Corporation, 733 Third Avenue, 7th Floor, New York, New York 10017 for the ten days prior to December 8, 1998.


                                           FINANCIAL FEDERAL CORPORATION



                                           Troy H. Geisser
                                           Secretary



October 30, 1998



IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                           FINANCIAL FEDERAL CORPORATION
                            733 THIRD AVENUE, 7th FLOOR
                             NEW YORK, NEW YORK  10017


                                  PROXY STATEMENT

     This proxy statement and the accompanying form of proxy are solicited by the Board of Directors (the "Board of Directors" or the "Board") of Financial Federal Corporation, a Nevada corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held at 270 Park Avenue, 11 th Floor, New York, New York on December 8, 1998 and at any postponements or adjournments thereof (the "Meeting"). Shares represented by properly executed proxies, which are received in time and not revoked, will be voted at the Meeting in the manner described in the proxies. A stockholder may revoke his proxy at any time prior to its exercise by notice in writing to the Secretary of the Company indicating that his proxy is revoked or by attending the Meeting and voting in person.

     At the Meeting, the Company's stockholders will be asked (i) to elect the Board of Directors to serve until the next annual meeting of stockholders;
(ii) to ratify the appointment of Eisner & Lubin LLP as the Company's independent public accountants for the fiscal year ending July 31, 1999; (iii) to approve an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 shares to 100,000,000 shares and to increase the number of authorized shares of Preferred Stock from 500,000 shares to 5,000,000 shares; (iv) to approve a new stock option plan and to reserve for issuance thereunder 2,500,000 shares of Common Stock; and (v) to take such other action as may properly come before the Meeting.

     The approximate date on which this proxy statement and accompanying form of proxy are first being sent or given to stockholders is October 30, 1998. Holders of the Company's common stock, par value $.50 per share ("Common Stock"), as of the record date, which is the close of business on October 23, 1998, are entitled to vote at the Meeting. As of October 1, 1998, the Company had 14,857,053 shares of Common Stock outstanding and had no preferred stock, par value $1.00 per share ("Preferred Stock") outstanding. Each share of Common Stock entitles the holder thereof on the record date to one vote on matters to be considered at the Meeting.

     The presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum for the transaction of business. With respect to the approval of any particular proposal, abstentions are considered present at the Meeting, but since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. Broker non-votes, on the other hand, are not considered present at the Meeting for the particular proposal for which the broker withheld authority to vote.

    Unless contrary instructions are indicated on the proxy, shares represented by each properly executed and returned proxy card (and not revoked before they are voted) will be voted "FOR" the election of the nominees for director named below, "FOR" the ratification of the selection of Eisner & Lubin LLP as independent auditors for the fiscal year ending July 31, 1999, "FOR" the proposal concerning an increase in the number of authorized shares of Common Stock and an increase in the number of authorized shares of Preferred Stock, and "FOR" the proposal concerning a new stock option plan. If a stockholder specifies a different choice on the proxy, such stockholder's shares of Common Stock will be voted in accordance with the specification so made.

     The entire expense of this proxy solicitation will be borne by the Company. Solicitation will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company without any additional remuneration and at minimal cost. Management may also request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for expenses incurred by them in connection therewith. The Company has retained Corporate Investors Communications, Inc. to assist in the solicitation of proxies, at an estimated cost of $1,000, plus other reasonable expenses.

                           SECURITY OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, to the knowledge of the Company, information regarding the ownership of the Company's Common Stock by (i) each person who may be deemed to be the beneficial owner of more than 5% of the Company's outstanding Common Stock as of October 1, 1998 or such other date as may be noted below, (ii) each director and each nominee for election as a director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. As of October 1, 1998, the Company had 14,857,053 shares of Common Stock outstanding.

Name and Address of
Beneficial Owner or
Number of Persons in                     Number of Shares     Percentage of
Group 1                                Beneficially Owned 2     Ownership
--------------------                   --------------------   -------------
Clarence Y. Palitz, Jr. 3                    3,598,295            22.9%
Bernard G. Palitz 4                          1,541,973            10.2%
Wellington Management Company, LLP 5
    75 State Street
    Boston, MA  02109                          912,650             6.1%
Michael C. Palitz 6                            578,473             3.8%
Paul R. Sinsheimer 7                           364,467             2.4%
William C. MacMillen, Jr.                       41,250              8
Lawrence B. Fisher                               5,000              8
William M. Gallagher 9                         110,344              8
Richard W. Radom 10                             62,468              8
All directors and executive officers
  as a group (11 persons) 11                 6,328,049            38.5%

1 Unless otherwise indicated, the address of each person listed is c/o Financial Federal Corporation, 733 Third Avenue, 7th Floor, New York, New York 10017.

2 Unless otherwise noted, each person listed has the sole power to vote, or direct the voting of, and power to dispose, or direct the disposition of, all such shares. Beneficial ownership includes warrants and options that are exercisable or will become exercisable within 60 days of October 1, 1998 and shares issuable upon conversion of the Company's convertible subordinated notes.

3 Includes (i) warrants to purchase 202,500 shares of Common Stock held by Mr. C. Y. Palitz, Jr., (ii) 2,714,125 shares of Common Stock and warrants to purchase 562,500 shares of Common Stock held by a limited partnership, the general partner of which is a corporation owned and controlled by Mr. C. Y. Palitz, Jr., (iii) 28,125 shares of Common Stock held by such corporation,
(iv) 24,725 shares of Common Stock held by Mr. C. Y. Palitz, Jr.'s wife, as to which shares Mr. C. Y. Palitz, Jr. disclaims beneficial ownership, and (v) 66,320 shares of Common Stock upon conversion of convertible subordinated debentures by trusts of which Mr. C. Y. Palitz, Jr. is a Trustee, as to which shares Mr. C. Y. Palitz, Jr. disclaims beneficial ownership.

4  Includes (i) 1,129,473 shares of Common Stock owned by Mr. B. G. Palitz,
(ii) warrants to purchase 225,000 shares of Common Stock held by Mr. B. G. Palitz, (iii) 43,125 shares of Common Stock held by Mr. B. G. Palitz's wife, as to which shares Mr. B. G. Palitz disclaims beneficial ownership, (iv) 28,125 shares of Common Stock held by a Keogh Plan established for Mr. B. G. Palitz's benefit and of which he is the trustee, and (v) 116,250 shares owned by a charitable foundation over which Mr. B. G. Palitz has control, as to which shares Mr. B. G. Palitz disclaims beneficial ownership.

5 Share ownership was provided by the holder to the Company by written communication as of June 30, 1998.

6 Includes (i) 302,900 shares of Common Stock and warrants to purchase 112,500 shares of Common Stock held by a corporation owned and controlled by Mr. M. C. Palitz, (ii) options and warrants to purchase 145,968 shares of Common Stock held by Mr. M. C. Palitz, (iii) 225 shares of Common Stock held by Mr. M. C. Palitz's wife, as to which shares Mr. M. C. Palitz disclaims beneficial ownership, (iv) 300 shares held by Mr. M. C. Palitz's children, and
(v) 16,580 shares of Common Stock upon conversion of convertible subordinated debentures by a trust of which Mr. M. C. Palitz is a Trustee.

7  Includes (i) 146,900 shares of Common Stock owned by Mr. Sinsheimer, and
(ii) options and warrants to purchase 217,567 shares of Common Stock held by Mr. Sinsheimer.

8  Less than 1% of outstanding shares of Common Stock.

                                       2

9 Includes (i) Common Stock of 82,312 shares owned by Mr. Gallagher and (ii) options and warrants to purchase 28,032 shares of Common Stock held by Mr. Gallagher.

10 Includes (i) Common Stock of 53,187 shares owned by Mr. Radom and (ii) options and warrants to purchase 9,281 shares of Common Stock held by Mr. Radom.

11 Includes shares of Common Stock described in notes 3, 4, 6, 7, 9 and 10. Also includes 14,062 shares of Common Stock and options to purchase 11,717 shares of Common Stock held by executive officers not named in the table.

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors, officers and beneficial owners of more than 10% of the Company's Common Stock ("10% Owners") to file initial and periodic reports of ownership with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange and New York Stock Exchange, Inc. While the rules adopted by the Commission under Section 16 are complex and difficult to interpret, to the best of the Company's knowledge, all transactions in the Company's Common Stock by the Company's directors, officers and 10% Owners during the Company's last fiscal year were reported promptly and correctly.


                          MATTERS SUBMITTED TO SHAREHOLDERS

                                ELECTION OF DIRECTORS
                               (Item 1 on Proxy Card)

     The Board of Directors has designated the persons listed under the section "Nominees for Election as Directors" of this proxy statement for nomination to serve as directors of the Company until the next annual meeting and until their respective successors are elected and qualified, or until their earlier resignation or removal. It is intended that shares represented by proxies solicited by the Board of Directors will, unless authority to vote for some or all of the nominees is withheld, be voted in favor of electing as directors the nominees listed below. The Company has no reason to believe any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee becomes unavailable for any reason, the shares will be voted for another person nominated by the Board, unless the Board by resolution provides for a lesser number of directors. All the nominees are currently directors of the Company.

The election of the six director nominees requires an affirmative vote by the holders of a majority of the outstanding Common Stock. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. The Board of Directors unanimously recommends that stockholders vote "FOR" each of the nominees listed below.


                         Nominees for Election as Directors

Lawrence B. Fisher, 60, has served as a director of the Company since 1992. Mr. Fisher is a partner of Orrick, Herrington & Sutcliffe LLP, a law firm, since December 1995. He had previously been a partner of Kelley Drye & Warren LLP, a law firm, from 1985 to December 1995. He is also a director of National Bank of New York City, a privately owned commercial bank.

William C. MacMillen, Jr., 85, has served as a director of the Company since 1989. Mr. MacMillen served as a director of Commercial Alliance Corporation, an equipment finance company ("CAC"), from its inception in 1963 to 1984, and he is presently a director of Republic New York Corporation and Republic National Bank of New York, and is the President of William C. MacMillen & Co., Inc., an investment banking firm.

Bernard G. Palitz, 74, has served as a director of the Company since its inception in 1989 and as Chairman of the Board from the Company's inception to July 31, 1996. From 1963 to 1988, Mr. Palitz served as Chairman of the Board of CAC, which he founded with Clarence Y. Palitz, Jr. in 1963. He is currently a director and President of Gregory Capital Corporation, an investment firm.

Clarence Y. Palitz, Jr., 67, has served as Chief Executive Officer and a director of the Company since its inception in 1989, as Chairman of the Board of the Company since August 1, 1996 and as President of the Company from its inception in 1989 to September 1998. From 1963 to 1988, Mr. Palitz served as President and a director of CAC, which he founded with Bernard G. Palitz in 1963. Since October, 1988, he has been a director of City and Suburban Financial Corp., a privately owned savings and loan holding company.

Michael C. Palitz, 40, has served as Executive Vice President of the Company since July 1995 and as a director of the Company since July 1996. Mr. Palitz served as Senior Vice President of the Company from February 1992 to July 1995 and served as a Vice President of the Company from its inception in 1989 to February 1992. He has also served as Chief Financial Officer, Treasurer and Assistant Secretary of the Company since its inception in 1989.

Paul R. Sinsheimer, 51, has served as President of the Company since September 1998 and as Executive Vice President and a director of the Company since its inception in 1989. From 1970 to 1989, Mr. Sinsheimer was employed by CAC, where he served successively as Credit Manager, Collections Manager, Operations Manager, Houston Branch Manager, Division Manager and, from 1988, as Executive Vice President.

     Bernard G. Palitz and Clarence Y. Palitz, Jr. are brothers. Michael C. Palitz is the son of Clarence Y. Palitz, Jr.

     The Board has established an Executive Committee. The Executive Committee can exercise all of the powers of the Board between meetings of the Board. The present members of the Executive Committee are Messrs. MacMillen, C.Y. Palitz, Jr. and Sinsheimer.

     The Board has established an Audit Committee, which consists of three directors, at least two of whom cannot be officers or employees of the Company. The Audit Committee is responsible for the engagement of the Company's independent auditors and will review with them the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit, and the Company's policies and procedures with respect to internal accounting and financial controls. The present members of the Audit Committee are Messrs. Fisher, MacMillen and B.G. Palitz.

     The Board has established an Executive Compensation Committee, which consists of three directors. The Executive Compensation Committee is responsible for approving appointments, promotions and fixing salaries of executives of the Company between meetings of the full Board. All actions of the Executive Compensation Committee must be ratified by the Board within six months in order to remain effective. The present members of the Executive Compensation Committee are Messrs. Fisher, M.C. Palitz and Sinsheimer.

     The Board has established a Stock Option Committee, which consists of two directors. The Stock Option Committee is responsible for administering the Company's Stock Option Plan, including the granting, modification and cancellation of options to purchase the Company's Common Stock granted thereunder. The present members of the Stock Option Committee are Messrs. MacMillen and C.Y. Palitz, Jr.

     The Board has no standing committees other than those described above.

     During the Company's fiscal year ended July 31, 1998, the Board of Directors met two times, the Executive Committee met twice, the Audit Committee met once, the Executive Compensation Committee met twice, and the Stock Option Committee twice. Each member of the Board attended 100% of the total number of meetings of the Board and its committees, either telephonically or in person, of which they were members during such fiscal year.

                                   COMPENSATION

                     Report of Executive Compensation Committee

     Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph below shall not be incorporated by reference into any such filings.

     This report to stockholders presents an overview of the role of the Executive Compensation Committee of the Board of Directors and of the Company's present compensation philosophy. The Committee's principal function is to review and approve the salaries of executive officers of the Company and to approve any officer appointments and promotions. All actions of the Executive Compensation Committee, to remain effective, must be ratified by a majority vote of the Board of Directors within six months of such action; and all such actions to date have been so ratified.

     The Company compensates its employees and officers through salary, a portion of which may be deferred by agreement between the Company and its officers, and through a stock option program, the Financial Federal Corporation Stock Option Plan (the "Stock Option Plan"). The Company believes that through the grant of stock options, the employees' and officers' objectives are aligned with those of the Company's and its shareholders', which is to increase stockholders' value. Approximately 70% of the Company's employees, officers and directors with one or more years of service as of September 30, 1998 were holders of options under the Company's Stock Option Plan.

     The Company offers a package of fringe benefits to its employees and officers which may not be as extensive as that which is offered by other companies. The current benefits offered by the Company are a contributory health and medical plan, a life insurance program (generally limited to one times annual salary plus $10,000), a qualified 401(k) savings plan and an employee contributed long term disability plan. In order to attract exceptionally high caliber employees and executives, the Company generally offers a salary which it believes to be competitive with other financial services companies taking into consideration that the Company does not offer a wide variety of fringe benefits. The Company evaluates compensation modifications based upon the performance of the employee, the Company's earnings level and general economic conditions.

     The Committee, in establishing compensation for the Chief Executive Officer, generally uses the same criteria as it does for other employees and officers, and such compensation is not directly tied to the Company's performance.

Submitted by the Executive Compensation Committee of the Company's Board of
Directors:

Lawrence B. Fisher           Michael C. Palitz             Paul R. Sinsheimer

            Compensation Committee Interlocks and Insider Participation

     Michael C. Palitz and Paul R. Sinsheimer, who are members of the Executive Compensation Committee, are both executive officers of the Company. Michael C. Palitz, and entities controlled and managed by him, and Paul R. Sinsheimer, have purchased commercial paper issued by the Company (see "Certain Transactions").

                              Compensation of Directors

     Directors (who are not officers or employees of the Company or any of its subsidiaries) receive stipends, as follows:

          1. Annual Stipend of Five Thousand ($5,000) Dollars per year, payable upon their election by the stockholders after the Annual Meeting of Stockholders each year. If a director joins the Board during the year, such stipend will be pro rated.

          2.  Three Hundred ($300) Dollars per directors meeting attended.

          3. Two Hundred ($200) Dollars per committee meeting attended if not in conjunction with a Board meeting.

     Directors who are officers of the Company receive no additional compensation for attending Board meetings. Directors who are not officers of the Company may also participate in the Stock Option Plan.


                                Employment Contracts

     The Company has not entered into any contract or arrangement with any employee or officer which would require the Company to continue compensation or to provide compensation upon termination of employment. Certain executive officers have arranged deferred compensation programs with the Company which provide for deferral of current compensation as earned. Amounts so deferred earn interest at a rate that is published by the Internal Revenue Service.

     No employee or officer has entered into any type of termination or change-in-control arrangement with the Company.


                            SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid to those persons who were, at July 31, 1998, the Chief Executive Officer ("CEO") and the other four most highly compensated executive officers of the Company.

                                                      Long-term
                                         Annual     Compensation
                                      Compensation     Awards
                                      ------------     ------

                                                     Securities
                                Fiscal               Underlying      All Other
Name and Principal Position(s)   Year   Salary ($)   Options(#)   Compensation ($)
------------------------------   ----   ----------   ----------   ----------------
Clarence Y. Palitz, Jr.          1998     289,583            0              0
 CEO and Director                1997     243,750            0              0
                                 1996     189,579            0              0

Paul R. Sinsheimer               1998     588,843            0              0
 Chief Operating Officer,        1997     555,511            0              0
   President and Director        1996     405,479       56,250              0

Michael C. Palitz                1998     245,270       50,000              0
 Chief Financial Officer,        1997     202,770            0              0
 Executive Vice President        1996     165,270       56,250              0
 and Director

Richard W. Radom                 1998     225,628        6,000              0
 Senior Vice President           1997     216,381            0              0
                                 1996     207,479       13,500              0

William M. Gallagher             1998     218,010        6,000              0
 Senior Vice President           1997     200,511            0              0
                                 1996     182,980       13,500              0

                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND FISCAL YEAR-END OPTION VALUE
                           Shares                    Securities Underlying         Value of Unexercised
                         Acquired on     Value      Unexercised Options Held       In-The-Money Options
       Name (1)          Exercise (#)  Realized($)    At July 31, 1998 (#)         At July 31, 1998(1)
-----------------------  ------------  ----------- --------------------------   --------------------------
                                                   Exercisable  Unexercisable   Exercisable  Unexercisable
                                                   -----------  -------------   -----------  -------------
Clarence Y. Palitz, Jr.         0            0            0              0             0              0
Paul R. Sinsheimer         24,400      467,333       24,818         39,657       420,121        684,733
Michael C. Palitz               0            0       55,968         91,907       999,215        860,936
Richard W. Radom           11,812      148,719        9,281         22,032       159,787        275,916
William M. Gallagher       11,812      136,169        9,281         22,032       159,787        275,916

(1) Includes those who in fiscal 1998 were the Chief Executive Officer and the four other most highly compensated executive officers.

(2) Only the value of unexercised, in-the-money options are reported. Value is calculated by (i) subtracting the total exercise price per share from the fiscal year-end value of $24.8125 per share and (ii) multiplying by the number of shares subject to the option.

                               OPTION GRANTS IN LAST FISCAL YEAR
                                                   Individual Grants
                         ----------------------------------------------------------------------
                          Number of
                            Shares      % of Total                                    Grant
                          Underlying     Options       Exercise                       Date
                           Options      Granted to       Price       Expiration      Present
       Name (1)           Granted (#)   Employees    Per Share ($)      Date      Value (2) ($)
-----------------------  ------------   ----------   -------------   ----------   -------------
Clarence Y. Palitz, Jr.           0         0.00           --            --             --
Paul R. Sinsheimer                0         0.00           --            --             --
Michael C. Palitz            50,000        22.68         22.125        3/2/04        399,000
Richard W. Radom              6,000         2.72         22.125        3/2/04         47,880
William M. Gallagher          6,000         2.72         22.125        3/2/04         47,880

(1) Includes those who in fiscal 1998 were the Chief Executive Officer and the four other most highly compensated executive officers.

(2) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value: expected life of five years, volatility rate of 28% and risk free interest rate of 5.7%. The real value of the options in this table depends upon the actual changes in the market price of the Common Shares during the applicable period.

                                  PERFORMANCE GRAPH

     The following graph compares the percentage change in cumulative total stockholder return on Financial Federal Corporation's Common Stock during the five years ending July 31, 1998 with the cumulative total return on the S & P Financial Index; the Russell 2000 Index; and the AMEX Market Value Index. The Company is replacing the AMEX Market Value Index with the Russell 2000 Index since the Common Stock is no longer listed on the American Stock Exchange and the Common Stock is included in the Russell 2000 Index. The performance of the AMEX Market Value Index is displayed here for comparative purposes as required by SEC Reg. S-K Item 402(I)(4), and will not be provided in the future. The comparison assumes $100 was invested on July 31, 1993 in each of such indices. Note that historic stock price is not indicative of future stock price performance.

     Financial Federal Corporation's Common Stock was listed on the New York Stock Exchange, Inc. on June 22, 1998, and was previously listed on the American Stock Exchange.

                                7/93    7/94    7/95    7/96    7/97    7/98
                                ----    ----    ----    ----    ----    ----

Financial Federal Corporation   $100    $ 93    $104    $115    $200    $328

S & P Financial                  100     101     122     156     271     336

RUSSELL 2000                     100     104     131     140     186     194

AMEX Market Value Index          100     100     120     123     153     168


* $100 invested on 7/31/93 in stock or index - including reinvestment of dividends. Fiscal year ending July 31.


Graph produced by Research Data Group

                                CERTAIN TRANSACTIONS

     Officers, directors and stockholders of the Company or their affiliates have purchased commercial paper issued by the Company since its inception. Such commercial paper has been issued at interest rates then prevailing in the commercial paper markets and on terms customary in such markets. The maximum aggregate principal amount of commercial paper issued by the Company and held by them at any one time during fiscal 1998 was $20.3 million. Interest expense incurred on commercial paper issued to them by the Company was $654,000 in fiscal 1998. At July 31, 1998, the aggregate face amount of outstanding commercial paper issued to them by the Company was $20.3 million and the aggregate amount of accrued interest thereon was $234,000.

     Lawrence B. Fisher, a director of the Company, is a partner of the law firm of Orrick, Herrington & Sutcliffe LLP, which has been retained by the Company in connection with certain legal matters.


                              RATIFICATION OF AUDITORS
                               (Item 2 on Proxy Card)

     The Board of Directors, on the recommendation of the Audit Committee, has reappointed the firm of Eisner & Lubin LLP, the Company's independent public accountants for the fiscal year ended July 31, 1998, as the Company's independent public accountants for the fiscal year ending July 31, 1999 and recommends that the stockholders vote "FOR" confirmation of such selection.

     In the event of a negative vote on such ratification, the Board will reconsider its selection. A representative of Eisner & Lubin LLP will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions. Eisner & Lubin LLP has been the Company's independent auditors since the Company's inception in 1989.

Ratification of the appointment of auditors requires a majority of the votes cast thereon. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. The Board of Directors unanimously recommends a vote "FOR" the ratification and approval of the appointment of Eisner & Lubin LLP.


                      PROPOSAL CONCERNING INCREASE IN AUTHORIZED
                         SHARES OF COMMON AND PREFERRED STOCK
                                (Item 3 on Proxy Card)

     On September 28, 1998, the Board of Directors unanimously approved and recommended that the stockholders consider and approve an amendment to Article FOURTH of the Company's Restated Articles of Incorporation (the "Articles") that would increase the number of authorized shares of the Company's Common Stock, from 25,000,000 shares to 100,000,000 shares and increase the number of authorized shares of the Company's Preferred Stock, from 500,000 shares to 5,000,000 shares. To be adopted, this proposal requires the affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote thereon at the Annual Meeting.

    It is proposed that Article FOURTH of the Articles be amended by deleting paragraph A thereof in its entirety and substituting the following in lieu thereof:

        FOURTH:

          A. The amount of the total authorized capital stock of the Corporation shall consist of One Hundred Five Million shares of which One Hundred Million shall be shares of Common Stock, par value $.50 per share, and Five Million shall be shares of Preferred Stock, par value $1.00 per share.

     As of October 1, 1998, there were 14,857,053 shares of Common Stock outstanding and 1,669,107 shares (3,211,750 shares, if the Company's stock option plan described in this Proxy Statement is approved by the holders of outstanding shares of Common Stock represented at the Meeting) reserved for issuance under the Company's stock option plan. In addition, as of October 1, 1998, an additional 1,606,500 shares of Common Stock were reserved for issuance pursuant to outstanding warrants and an additional 3,266,321 shares of Common Stock were reserved for issuance pursuant to conversion of the convertible subordinated notes. Accordingly, an aggregate of 3,601,019 authorized but unissued shares were available for future use as of October 1, 1998. As of October 1, 1998, there were no shares of Preferred Stock outstanding or held in treasury.

     The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock and Preferred Stock desirable because it would give the Board the necessary flexibility to issue shares of Common Stock or Preferred Stock in connection with stock dividends and splits, acquisitions, financings and employee benefits and for other general corporate purposes without the expense and delay incidental to obtaining stockholder approval of an increase in the number of authorized shares at the time of such action (unless such approval is otherwise then required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company's securities may then be listed). Under the requirements of the New York Stock Exchange, Inc., stockholder approval is required as a prerequisite to approval of applications to list additional shares in connection with, in certain circumstances, acquisitions, the sale or issuance of common stock for less than the greater of book or market value of the stock and the reservation of additional shares for options granted, or to be granted, to officers, directors or key employees.

     If the proposed amendment is approved and subject to market conditions, the Board of Directors may consider, and make a determination concerning the advisability of, a stock split. A stock split likely could not be effected without an increase in the number of authorized shares of Common Stock. If the Board of Directors were to determine that a stock split is advisable, the Board of Directors does not anticipate seeking further authorization from the shareholders for the issuance of shares of Common Stock in order to effect a stock split. Except as described above, the Company has no present plans, arrangements or understandings to issue additional shares of Common Stock, as a result of a stock split or otherwise.

     The Board has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by the stockholders. At present, the Company has no plans to issue any of the Preferred Stock and is not aware of any pending or proposed transaction that would be affected by such an issuance.

     As of October 1, 1998, the Company's directors and executive officers as a group own approximately 32% of the outstanding shares of Common Stock and, therefore, may be able to elect the entire Board of Directors and generally direct the affairs of the Company. Although the Board of Directors has no present intention of issuing additional shares for such purposes, the proposed increase in the number of authorized shares of Common Stock and Preferred Stock could enable the Board of Directors to render more difficult, or discourage, an attempt by another person or entity to obtain control of the Company in the future. Such additional shares could be issued by the Board of Directors in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a person or entity attempting to obtain control of the Company. The amendment to the Articles is not being proposed in response to any known effort to acquire control of the Company.

Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding Common Stock. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. The Board of Directors unanimously recommends a vote "FOR" the approval of the amendment to Article FOURTH of the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 shares to 100,000,000 shares and to increase the number of authorized shares of Preferred Stock from 500,000 to 5,000,000.

                    PROPOSAL CONCERNING A NEW STOCK OPTION PLAN
                                (Item 4 on Proxy Card)

     On September 28, 1998, the Board of Directors unanimously approved and recommended that the stockholders consider and approve a new stock option plan (the "1998 Stock Option Plan") since the Company's current Stock Option Plan expires in September 1999. Since the Stock Option Plan's inception in 1989, options to purchase 1,784,587 shares have been granted and as of October 1, 1998, 957,357 shares of Common Stock are available for future grants of options.

     The purposes of the Stock Option Plan and the 1998 Stock Option Plan are to enable the Company to provide additional incentives to the Company's officers, directors and employees to advance the interests of the Company and to enable the Company to attract qualified new employees in a competitive marketplace, in each case by giving them an opportunity to participate in an increase in the market value of the Common Stock. The Board of Directors believes that the Stock Option Plan has provided such incentives and that the 1998 Stock Option Plan will provide incentives and flexibility for the Company in meeting competitive developments in the marketplace for retaining and attracting qualified employees.

     At present, the Company believes that stock options are an important part of the compensation package offered to its officers and employees ("employees"). The Company believes that through the grant of stock options its employees' interests are more closely aligned with those of its shareholders. At present, the Company does not have a commission or bonus program, nor does the Company offer retirement benefits other than a non-contributory 401(k) plan and a deferred compensation plan for senior officers. The Company believes that granting stock options is an effective method for motivating and rewarding its employees and in attracting new marketing and executive employees. In general, under a stock option grant, there are minimum vesting periods, thus an employee may have to remain with the Company for five (5) years to earn and receive the full benefit of a stock option grant. The Company has announced that from time to time, it may repurchase its Common Stock to mitigate the possible dilutive effects of its Stock Option Plan. The Company recommends that you vote in favor of the 1998 Stock Option Plan.

     Set forth below is a summary of the material provisions of the 1998 Stock Option Plan. This summary is qualified by reference to the full terms of the 1998 Stock Option Plan, a copy of which is attached hereto as Exhibit I.

     Administration. The 1998 Stock Option Plan will be administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee will interpret the terms, and establish administrative regulations to further the purposes of the 1998 Stock Option Plan, authorize awards to eligible participants, determine vesting schedules and take any other action necessary for the proper implementation of the 1998 Stock Option Plan. Members of the Stock Option Committee will be "disinterested" within the meaning of Rule 16b-3 under the Exchange Act.

     Participation. All officers, directors and full time employees of the Company and its subsidiaries who are selected by the Stock Option Committee will be eligible to participate in the 1998 Stock Option Plan. Currently, 49 officers, 3 directors and approximately 108 employees would be eligible for participation in the 1998 Stock Option Plan.

     Shares Available for Awards. Upon approval of the 1998 Stock Option Plan, an aggregate of 2,500,000 shares of Common Stock will be reserved for issuance under the 1998 Stock Option Plan, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of such approval. Such shares may consist in whole or in part of authorized and unissued shares or treasury shares. If an option expires unexercised or is forfeited, surrendered or cancelled, terminated or settled by payment of cash by the Company in lieu of issuance of shares of Common Stock, the shares of Common Stock previously subject to such option will be available for future options granted under the 1998 Stock Option Plan.

     Awards. The 1998 Stock Option Plan will permit grants of options, including incentive stock options ("ISOs") and non-qualified stock options. ISOs are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and, accordingly, no ISO may be granted to directors of the Company who are not also employees of the Company.

     The exercise price per share of an option will be established by the Stock Option Committee in its discretion, but may not be less than the fair market value (or not less than 110% of such value if the individual to whom an ISO is granted owns, as of the date of grant, shares of the Company's capital stock possessing 10% or more of the total voting power of all outstanding shares of the Company's capital stock) of a share of Common Stock as of the date of grant. No individual shall be granted options covering more than 100,000 shares of Common Stock during any fiscal year of the Company. The aggregate fair market value (determined as of the date of grant) of shares of Common Stock with respect to which ISOs will be exercisable for the first time by an individual to whom an ISO is granted during any calendar year (under all incentive stock option plans of the Company) may not exceed $100,000. Payment for shares of Common Stock purchased upon the exercise of options may be made in cash or by check.

     Options may be exercisable (subject to such restrictions and vesting provisions as the Stock Option Committee may determine on the date of grant in its discretion), in part from time to time or in whole at any time after full vesting, for a period not to exceed ten years from the date of grant and terminate upon the date of termination of employment or, in the case of a director who is not also an employee, association with the Company for any reason other than death (in which case such options terminate six months thereafter). Such period will be established by the Stock Option Committee in its discretion on the date of grant. Options will not be transferable except upon death (in which case they may be exercised by the decedent's executor or other legal representative). If approved, the 1998 Stock Option Plan (but not options then outstanding under the Stock Option Plan) will terminate in December 2008 or on such earlier date as the Board of Directors may determine in its discretion.


     Estimates of Benefits. The amounts that will be paid pursuant to the 1998 Stock Option Plan are not currently determinable.

     Amendment and Termination. The Board of Directors may terminate or amend the 1998 Stock Option Plan, except that it may not increase the number of shares of Common Stock available thereunder, decrease the minimum price at which options may initially be granted or change the class of employees eligible to receive ISOs under the 1998 Stock Option Plan, without shareholder approval at a meeting duly held for such purpose.

     Market Value of Common Stock. On September 28, 1998, the last reported sale price of the Common Stock, as reported by the New York Stock Exchange, Inc., was $22.6875 per share.

     Federal Income Tax Consequences. The Company believes that under present law, the following are the federal income tax consequences generally arising with respect to options granted under the 1998 Stock Option Plan. The grant of an option will create no tax consequences for a participant or the Company. A participant generally will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an option other than an ISO, a participant generally will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. The Company generally will be entitled to a compensation deduction for the same amount, if applicable withholding requirements are met. The treatment to a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an ISO or by exercising an option other than an ISO. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option, except that the Company may be entitled to a compensation deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

     Stockholder approval of the 1998 Stock Option Plan may qualify compensation relating to stock options granted thereunder as "performance-based," provided that certain other conditions are met. "Performance-based" compensation is not subject to the $1 million limitation on the income tax deduction of certain executive compensation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended.

Adoption of this proposal requires a majority of the votes cast thereon. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. The Board of Directors unanimously recommends a vote "FOR" the approval of the 1998 Stock Option Plan.

                               STOCKHOLDER PROPOSALS

     All proposals of stockholders to be presented at the Company's next Annual Meeting of Stockholders, expected to be held in December 1999, must be directed to the Secretary of the Company at the Company's principal executive office and, if they are to be considered for possible inclusion in the proxy statement and form of proxy for such Annual Meeting in accordance with the rules and regulations of the Commission, must be received on or before July 8, 1999.


                                   OTHER BUSINESS

     Neither the Company nor the Board of Directors knows of any matters, other than those indicated above, to be presented at the Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote the shares represented by such proxy in accordance with their judgment.


                                             BY ORDER OF THE BOARD OF
DIRECTORS


                                             Troy H. Geisser
                                             Secretary


DATE:  October 30, 1998

                         FINANCIAL FEDERAL CORPORATION
                                   P R O X Y
      THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Financial Federal Corporation (the "Corporation") hereby appoints Clarence Y. Palitz, Jr. and Michael C. Palitz, or either of them, with full power of substitution, as proxies for the undersigned to attend and act for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 270 Park Avenue, New York, New York on December 8, 1998 at 10:00 a.m., and at any adjournment thereof, to the same extent and with the same power as if the undersigned were present in person thereat and with authority to vote and act in such proxyholder's discretion with respect to other matters which may properly come before the Meeting. Such proxyholder is specifically directed to vote or withhold from voting the shares registered in the name of the undersigned as indicated below.

Notes:
(1) This form of proxy must be executed by the stockholder or his attorney in writing or, if the stockholder is a corporation, under the corporate seal or by an officer or attorney thereof duly authorized. Joint holders should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If undated, this proxy is deemed to bear that date it was mailed to the stockholder.

(2) the shares represented by this proxy
    will, on a show of hands or any ballot       FINANCIAL FEDERAL CORPORATION
    that may be called for, be voted or          P.O. BOX 111O2
    withheld from voting in accordance with      NEW YORK, N.Y. 10203-0102
    the instructions given by the stockholder, in the absence of any contrary instructions, this proxy will be voted "FOR" the itemized matters.
                                                  (Continued on reverse side)



1.  ELECTION OF DIRECTORS

       FOR all nominees [ ]   WITHHOLD AUTHORITY to vote [ ]   *EXCEPTIONS [ ]
       listed below           for all nominees listed below.

Nominees: Lawrence B. Fisher, William C. MacMillen, Jr., Bernard G. Palitz,
          Clarence Y. Palitz, Jr., Michael C. Palitz, Paul R. Sinsheimer.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)


2. In respect of the resolution on ratifying the appointment of Eisner & Lubin LLP as auditors of the Corporation for the fiscal year ending 1999.

    FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

3. In respect of the proposal to approve an amendment to the Corporation's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 100,000,000 and the number of authorized shares of Preferred Stock from 500,000 to 5,000,000.

    FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

4. In respect of the proposal to approve a new stock option plan (the Corporation's present stock option plan expires in September 1999.

    FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
                                                 Change of Address and     [ ]
                                                 or Comments Mark Here

                       The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

                       Dated:                                       , 1998
                             ---------------------------------------

                       ---------------------------------------------------
                                    Signature of Stockholder

                       ---------------------------------------------------
                             Signature of Stockholder-Joint Tenant

                       Votes must be indicated
                       (x) in Black or Blue Ink.   [X]

Please mark, sign, date and return this proxy promptly in the envelope provided.